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                                                                   Exhibit 8(bb)

September 17, 2003

Mr. Timothy Hudner
Janus Services LLC
100 Fillmore Street
Denver, Colorado 80206

Dear Mr. Hudner:

Attached is revised Appendix B to the Amended and Restated Transfer Agency Agreement dated June 18, 2002 (the "Agreement"), between Janus Investment Fund (the "Trust") and Janus Services, LLC ("Janus Services"). The purpose of the revision is to add the annual $4.00 per open shareholder account fee for Janus Overseas Fund effective September 17, 2003. Pursuant to Section 9 of the Agreement, the Fund hereby requests that Janus Services acknowledge its acceptance of the terms contained in the revised Appendix.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By: /s/ Kelley Abbott Howes
    -----------------------
    Kelley Abbott Howes
    Vice President

JANUS SERVICES LLC


By: /s/ Timothy Hudner
    ------------------
    Timothy Hudner
    President

Agreed to this 17th day of September, 2003.

cc:
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                                      Revised effective as of September 17, 2003

                                   APPENDIX B

I.       NON-MONEY MARKET PORTFOLIOS

(a) For transfer agency services provided directly by Janus Services LLC ("Janus Services") each non-money market portfolio of the Trust shall pay Janus Services a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.16% of the daily closing net asset value of such portfolio on assets sold directly to shareholders, plus reasonable out-of-pocket expenses incurred in connection with Janus Services' services as transfer agent.

(b) To reimburse Janus Services for its costs in engaging broker/dealers, insurance companies, banks, trust companies, investment advisers, third party administrators and other financial intermediaries (collectively, "Intermediaries"), each non-money market portfolio of the Trust shall reimburse Janus Services in the amount of 1/365 of 0.21% of the daily closing net asset value of such portfolio on assets sold through Intermediaries plus reasonable out-of-pocket expenses incurred in connection with any services performed directly by Janus Services as transfer agent.

(c) In addition, each of the non-money market portfolios listed below shall pay a monthly fee at the annual rate of $4.00 per open shareholder account per year:

                               Janus Balanced Fund
                              Janus Enterprise Fund
                             Janus Core Equity Fund
                                   Janus Fund
                          Janus Federal Tax-Exempt Fund
                           Janus Flexible Income Fund
                         Janus Global Life Sciences Fund
                          Janus Global Technology Fund
                             Janus Global Value Fund
                          Janus Growth and Income Fund
                              Janus High-Yield Fund
                               Janus Mercury Fund
                               Janus Olympus Fund
                                Janus Orion Fund
                               Janus Overseas Fund
                           Janus Short-Term Bond Fund
                            Janus Special Equity Fund
                           Janus Strategic Value Fund
                              Janus Worldwide Fund

All fees in (a) and (c) above shall be subject to reduction as set forth in
Section 5.c. of this Agreement. If an account is open on any day of a month, the per account fee (if applicable) shall be payable for that month.

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II.      MONEY MARKET PORTFOLIOS

Notwithstanding the above, however, Janus Services agrees that it shall not look to the Funds or the Trust for compensation for its services provided under this Agreement to Janus Money Market Fund, Janus Government Money Market Fund, Janus Institutional Cash Reserves Fund or Janus Tax-Exempt Money Market Fund (collectively, the "Money Funds"). Janus Services shall be compensated for its services to the Money Funds entirely by Janus Capital Management LLC ("Janus Capital"), the administrator to the Money Funds, pursuant to an Administration Agreement between Janus Capital and each of the Money Funds.